AMENDMENT AGREEMENT NO. 5

This AMENDMENT AGREEMENT NO. 5 (this “Amendment”) is made as of October 29, 2020, by and among BARON SELECT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series BARON PARTNERS FUND (the “Fund”; the Trust acting on behalf of the Fund being hereinafter referred to as the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and the other Banks (in such capacity, the “Operations Agent”).

WHEREAS, the Borrower, the Banks and the Operations Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of November 5, 2015 (as amended, modified, supplemented and in effect from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) the definition of “Interest Period” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the words “for any LIBOR Rate Loan, one week, one month or two months” which appears in clause (a)(ii) of such definition and substituting in place thereof the words “for any LIBOR Rate Loan, one month or two months”;

(b) the definitions of “Bail-In Action”, “Bail-In Legislation”, “Termination Date” and “Write-Down and Conversion Powers” contained in Section 1.01 of the Credit Agreement are each hereby amended by deleting each such definition in its entirety and restating each as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Termination Date” means October 28, 2021, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided, that the Termination Date (and some or all of the Banks’ Commitments to make Loans to the Borrowers hereunder) may be extended in accordance with Section 2.08.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(c) by inserting the following definitions in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or

(b) any UK Financial Institution.

“Key Personnel” means David Baron, Michael Baron, Cliff Greenberg, Linda Martinson and Andrew Peck.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

§3. Amendment to Section 4.17 to the Credit Agreement. Section 4.21 of the Credit Agreement is hereby amended by deleting Section 4.21 in its entirety and restating it as follows:

SECTION 4.17. Affected Financial Institution. The Borrower is not an Affected Financial Institution.

§4. Amendment to Section 6.01 to the Credit Agreement. Section 6.01(1) of the Credit Agreement is hereby amended by deleting Section 6.01(1) in its entirety and restating it as follows:

(1) (i) the Investment Adviser shall (1) sell or otherwise dispose of all or substantially all of its assets or (2) consolidate with or merge into any other Person, unless it is the survivor; (ii) the Investment Adviser shall cease to be a subsidiary of Baron Capital Group, Inc., or (iii) Mr. Ronald Baron and his immediate family shall cease to be the controlling stockholder of Baron Capital Group, Inc. and within any twelve (12) consecutive month period, 50% of the Key Personnel are no longer employed by or otherwise depart from Baron Capital Group, Inc.;

§5. Amendment to Section 9.13 of the Credit Agreement. Section 9.13 of the Credit Agreement is hereby amended by deleting Section 9.13 in its entirety and restating it as follows:

SECTION 9.13. Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

§6. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§7. Effectiveness. This Amendment shall be effective as of the date first written above upon receipt by the Agent of the following:

(a) this Amendment, duly executed and delivered by each of the Borrower, the Banks and the Operations Agent;

(b) a manually signed certificate from an authorized officer or other representative of the Borrower in form and substance reasonably satisfactory to the Banks and dated the date hereof as to the incumbency of, and bearing manual specimen signatures of, the officers and other representatives of the Borrower who are authorized to execute and take actions under this

Amendment and the Loan Documents on behalf of the Borrower (or a certification that no changes have been made to the certification of incumbency contained in paragraph (h) of that Secretary’s Certificate dated as of October 31, 2019 (the “Fourth Amendment Certificate”) delivered to the Operations Agent by the Borrower on October 31, 2019 pursuant to Section 9(b) of the Amendment Agreement No. 4 dated as of October 31, 2019 (the “Fourth Amendment”) by and among the Borrower, the Banks and the Agent) and the individuals set forth therein remain authorized to execute and take actions under the Amendment and the Loan Documents on behalf of the Borrower), and certifying and attaching copies of (i) the Charter Documents of the Borrower (or a certification that no changes have been made to the Charter Documents delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f) of the Credit Agreement), (ii) the written resolutions of the Board of Trustees of the Borrower, authorizing the transactions contemplated hereby, (iii) the current Prospectus of the Borrower as then in effect (or a certification that no changes have been made to the Charter Documents delivered to the Operations Agent by the Borrower on October 31, 2019 pursuant to Section 9(b) of the Fourth Amendment and attached as Exhibit A to the Fourth Amendment Certificate), (iv) the investment advisory agreement and any other investment management or submanagement agreements of the Borrower as currently in effect (or a certification that no changes have been made to such investment advisory agreement and any other investment management or submanagement agreements delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01 (f)(i) of the Credit Agreement), and (v) the custodian agreement of the Borrower currently in effect (or a certification that no changes have been made to the custodian agreement delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f)(i) of the Credit Agreement);

(c) receipt by the Operations Agent of (i) a copy of the certificate of trust of the Trust, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware; and (ii) a legal existence and good standing certificate for the Trust issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(d) a non-refundable upfront fee, payable in cash to the Operations Agent for the respective accounts of the Banks, of five (5) basis points on the Aggregate Commitment Amount; and

(e) all other fees payable to the Operations Agent pursuant to the terms of the Loan Documents, including any fee letter.

§8. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Operations Agent and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Operations Agent the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§9. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:	/s/ Patrick M. Patalino
Name: Patrick M. Patalino
Title: Vice President, Secretary and General Counsel

STATE STREET BANK AND TRUST COMPANY, as a Bank and as Operations Agent

By:	/s/ Brian Kociuba
Title: Vice President

THE BANK OF NOVA SCOTIA, Houston Branch, as a Bank

By:	/s/ Aron Lau
Title: Director